                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. __)*

                               Emerson Radio Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    291087203
             ------------------------------------------------------
                                 (CUSIP Number)

                                 April 17, 2007
             ------------------------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 4

                    ----------------------------------------


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------- -----------                                         ------------------
CUSIP NO.  291087203                  13G                     PAGE 2 OF 4 PAGES
--------- -----------                                         ------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Karen Singer
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (A)  [ ]

                                                                      (B)  [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
                         1,415,300
     NUMBER OF      ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY          0
     OWNED BY       ------------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
     REPORTING           1,415,300
      PERSON        ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,415,300

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                                    Page 3 of 4


Item 1(a).    Name of Issuer:                                                       Emerson Radio Corp.

Item 1(b).    Address of Issuers's Principal Executive Offices:                     9 Entin Road
                                                                                    Parsippany, New Jersey 07054

Item 2(a).    Name of Person Filing:                                                Karen Singer

Item 2(b).    Address of Principal Business Office or, if None, Residence:          212 Vaccaro Drive
                                                                                    Cresskill, NJ 07626

Item 2(c).    Citizenship:                                                          United States

Item 2(d).    Title of Class of Securities:                                         Common Stock, $0.01 par value

Item 2(e).    CUSIP Number:                                                         291087203

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.       OWNERSHIP:  The reporting  person has sole  dispositive and voting power with respect to 1,415,300 shares of the reported securities as the trustee of Singer Children's Management Trust.

              (a) 1,415,300

              (b)  5.2%

              (c)  (i) sole voting power:  1,415,300

                   (ii) shared voting power: 0

                   (iii) sole dispositive power: 1,415,300

                   (iv) shared dispositive power: 0

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable.

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable.

Item 7.       IDENTIFICATION  AND  CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
              PARENT HOLDING COMPANY:

              Not Applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable.

Item 9.       NOTICE OF DISSOLUTION OF GROUP:


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                                                                    Page 4 of 4

              Not Applicable.

Item 10.      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




     Dated: April 26, 2007                                 /s/ Karen Singer
                                                         -----------------------
                                                                 Karen Singer